Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

MEDIA:

Jim Sabourin

Vice President,

Corporate Communications

423.294.6300

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White

Senior Vice President,

Investor Relations

423.294.8996

UNUMPROVIDENT

CORPORATION

1 FOUNTAIN SQUARE, CHATTANOOGA, TN 37402

www.unumprovident.com

UNUMPROVIDENT ELECTS

MICHAEL CAULFIELD TO BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (Dec. 15, 2006) – UnumProvident Corporation (NYSE:UNM) announced today that Michael Caulfield will rejoin its board of directors effective January 1, 2007. Caulfield was initially elected to the company’s board in August 2004, but left in July 2005 when he accepted the role of chief operating officer at Mercer Human Resource Consulting, a firm with which UnumProvident does business. He recently resigned as president of Mercer.

Caulfield, 59, has more than 30 years of experience in the financial services industry including roles as executive vice president of the Prudential Insurance Company of America, chief executive officer of Prudential Investments, and president of both Prudential Preferred Financial Services and Prudential Property & Casualty Insurance Company.

“Michael is a respected leader with extensive knowledge of the insurance and financial services industries,” said Jon Fossel, chairman of the board. “We welcome him back to the board and know that his expertise and strategic insight will be a tremendous asset to UnumProvident.”

“Michael was an outstanding director who made some very significant contributions to our company, and we are extremely fortunate to have him return to our board,” said Thomas R. Watjen, president and chief executive officer. “We look forward to working with him as we continue to position the new UnumProvident for long-term success.”

Mr. Caulfield will serve on the Audit Committee and as chairman of the Finance Committee. With his appointment and the previously announced retirement of William Pollard from the board at the end of this year, UnumProvident’s board remains at 12 directors.

© 2006 UnumProvident Corporation. All rights reserved.

About UnumProvident

UnumProvident (www.unumprovident.com) is the largest provider of group and individual income protection insurance, and one of the leading providers of employee benefits products and services, in the United States and the United Kingdom. Through its subsidiaries, UnumProvident insures more than 21 million people and provided $6 billion in total benefits to customers in 2005.